As filed with the Securities and Exchange Commission on March 5, 2026.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MEDIWOUND LTD.
(Exact Name of Registrant as Specified in its charter)

Israel (State or other jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification Number)

42 Hayarkon Street
Yavne, 8122745 Israel
(Address of Principal Executive Offices) (Zip Code)

MediWound Ltd. 2024 Share Incentive Plan
(Full title of the plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(Name and address of agent for service)

+1 (302) 738-6680
(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Yaron Meyer, Adv. MediWound Ltd. 42 Hayarkon Street Yavne 8122745, Israel Telephone: +972 (77) 971-4100	Jonathan M. Nathan, Adv. Meitar Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972 (3) 610-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ¨☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers the offer, issuance and sale of up to an additional 300,000 ordinary shares, par value 0.07 New Israeli Shekels (“NIS”) per share (“ordinary shares”), of MediWound Ltd. (“MediWound”, the “Company, the “Registrant”, “our company,” “we” or “us”) to MediWound’s and/or its subsidiaries’ employees, directors, officers, consultants, advisors and other service providers under the MediWound Ltd. 2024 Share Incentive Plan, as amended (the “2024 Plan”).

Pursuant to Instruction E of Form S-8, the contents of the Company’s registration statement on Form S-8, File No. 333-285897, filed with the Securities and Exchange Commission (the “Commission”) on March 19, 2025, covering offers, issuances and sales of ordinary shares under the 2024 Plan, are incorporated herein by reference, and made a part of this Registration Statement, except as amended or supplemented by the information set forth below.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information concerning the 2024 Plan required by Item 1 of this Registration Statement, and the statement of availability of registrant information and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in the 2024 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, will furnish to the Commission or its staff a copy or copies of documents included in such file. Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this prospectus) and the other documents required to be delivered to participants in the 2024 Plan pursuant to Rule 428(b) under the Securities Act, will be available without charge to participants in the 2024 Plan upon written or oral request by contacting:

MediWound Ltd.
42 Hayarkon Street
Yavne, 8122745 Israel
Telephone: +972 (77) 971-4100
Attention: Yaron Meyer, Adv., Executive Vice President, General Counsel and Corporate Secretary

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference herein the following documents (or portions thereof) that we have filed with or furnished to the Commission:

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Commission on March 5, 2026 (the “2025 Form 20-F”).

(b)	Our Reports of Foreign Private Issuer on Form 6-K, furnished to the Commission on the following dates:

(i)	January 12, 2026 (including the information, but excluding quotes of senior management of the Company, contained in the press release attached as Exhibit 99.1);

(ii)	January 15, 2026; and
(iii)	February 19, 2026;

(c)
The description of our ordinary shares under “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A (Commission File No. 001-36349), filed with the Commission on March 12, 2014, as updated by Exhibit 2.1 to the 2025 Form 20-F, and any amendment or report filed for the purpose of further updating that description.

All other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and, to the extent designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by us to the Commission, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

INDEX TO EXHIBITS

Exhibit Number	Description
4.1.1	MediWound Ltd. 2024 Share Incentive Plan (1)
4.1.2	Amendment No. 1 to MediWound Ltd. 2024 Share Incentive Plan, increasing the number of Ordinary Shares authorized for issuance thereunder*
4.2	Amended and Restated Articles of Association of the Registrant, as amended (2)
4.3	Memorandum of Association of the Registrant (3)
5.1	Opinion of Meitar Law Offices, Israeli counsel to the Registrant*
23.1	Consent of Somekh Chaikin, a member firm of KPMG International*
23.2	Consent of Meitar | Law Offices (included in Exhibit 5.1)*
24.1	Power of Attorney (included on signature page)*
107	Filing Fee Table*

*	Filed herewith.

(1)	Incorporated by reference to Exhibit 4.9 to the Registrant’s annual report on Form 20-F for the year ended December 31, 2024, filed with the SEC on March 19, 2025.

(2)	Incorporated by reference to Exhibit 1.1 to the Registrant’s annual report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 21, 2024.

(3)	Incorporated by reference to Exhibit 3.3 to the Registrant’s registration statement on Form F-1 (File No. 333-193856), filed with the SEC on March 3, 2014.

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yavne, Israel, on March 5, 2026.

MEDIWOUND LTD. By: /s/ Hani Luxenburg Name: Hani Luxenburg Title: Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned officers and directors of MediWound Ltd., an Israeli company, do hereby constitute and appoint Ofer Gonen, Chief Executive Officer, and Hani Luxenburg, Chief Financial Officer, and each of them singly (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on the date indicated.

Signature	Title	Date

/s/ Ofer Gonen	Chief Executive Officer	March 5, 2026
Ofer Gonen	(Principal Executive Officer)

/s/ Hani Luxenburg	Chief Financial Officer	March 5, 2026
Hani Luxenburg	(Principal Financial and Accounting Officer)

/s/ Nachum Shamir	Chairman of the Board of Directors	March 5, 2026
Nachum (Homi) Shamir

/s/ Vickie R Driver	Director	March 5, 2026
Vickie R. Driver

/s/ David Fox	Director	March 5, 2026
David Fox

/s/ Shmuel (Milky) Rubinstein	Director	March 5, 2026
Shmuel (Milky) Rubinstein

/s/ Stephen T. Wills	Director	March 5, 2026
Stephen T. Wills

Puglisi & Associates	Authorized Representative in the United States

By: /s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Managing Director Date: March 5, 2026